CONTACT:  ROBERT H. BECKER
                                        PRESIDENT & CEO
                                        517-374-3588
                              OR:       JOHN W. ABBOTT
                                        EXECUTIVE VICE
                                        PRESIDENT & COO
                                        517-483-4871



FOR IMMEDIATE RELEASE -- MAY 18, 1999
-------------------------------------


            CFSB BANCORP, INC. DECLARES
                 10% STOCK DIVIDEND

Lansing, Michigan -- CFSB Bancorp, Inc., (NASDAQ-NMS: CFSB) holding company for Community First Bank, announced today the Corporation's Board of Directors declared a 10 percent stock dividend payable June 14, 1999 to stockholders of record on May 28, 1999. Stockholders will receive one share of common stock for each 10 shares they hold on the record date. Stockholders entitled to receive fractional shares will receive cash based on the stock's market price on May 28, 1999. Management anticipates the Corporation's next regular quarterly cash dividend will be paid on July 8, 1999 and expects the current dividend rate of $0.13 per share will be adjusted, to reflect the stock dividend, to approximately $0.12 per share for both the current and new shares.

On February 24, 1999, the Corporation entered into a definitive agreement (the Agreement) providing for the merger of CFSB Bancorp, Inc. into Old Kent Financial Corporation. The Agreement calls for an exchange of 0.6222 shares of Old Kent Financial Corporation stock for each share of CFSB Bancorp, Inc. stock. The merger is subject to, among other things, stockholder approval and certain regulatory and governmental approvals. It is intended that the merger will be structured as a "pooling-of-interests" for accounting and financial reporting purposes. The merger is to be voted on by the Corporation's stockholders at a special meeting of stockholders expected to be held on June 8, 1999 and is anticipated to be consummated in the third quarter of 1999. In connection with the 10 percent stock dividend, it is expected that the exchange ratio will be adjusted to 0.5656 to reflect the impact of the dividend.

CFSB Bancorp, Inc. is the holding company for Community First Bank, which specializes in residential mortgage lending and retail banking services. With headquarters in Lansing, Michigan, the Bank serves mid-Michigan from 16 Banking Centers. Total assets of CFSB Bancorp at March 31, 1999 were $889 million and stockholders' equity was $71 million.

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